                                                                   EXHIBIT T3E.5
                               SUPPLEMENT NO. 1 TO

               OFFERING MEMORANDUM/CONSENT SOLICITATION STATEMENT

                           J.B. POINDEXTER & CO., INC.
                            POINDEXTER HOLDINGS, INC.

          OFFER TO EXCHANGE 12.50% SENIOR SECURED NOTES DUE MAY 2007 OF
     J.B. POINDEXTER & CO., INC. OR POINDEXTER HOLDINGS, INC. FOR ALL OF THE OUTSTANDING 12.50% SENIOR NOTES DUE MAY 2004 OF J.B. POINDEXTER & CO., INC.
      AND SOLICITATION OF CONSENTS FOR AMENDMENTS TO THE RELATED INDENTURE

--------------------------------------------------------------------------------
THE OFFER AND THE CONSENT SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MAY 28, 2003, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF OLD NOTES AND CONSENTS MAY BE WITHDRAWN UNTIL THE EXPIRATION DATE. IF TENDERS OF OLD NOTES ARE WITHDRAWN, SUCH WITHDRAWAL WILL CONSTITUTE REVOCATION OF THE CORRESPONDING CONSENTS.
--------------------------------------------------------------------------------

         On April 17, 2003, J.B. Poindexter & Co., Inc. ("Poindexter") and Poindexter Holdings, Inc. ("Holdings") commenced an offer to exchange (the "Offer"), upon the terms and subject to the conditions set forth in the Offering Memorandum/Consent Solicitation Statement, dated April 17, 2003 (the "Original OM"), 12.50% Senior Secured Notes due May 2007 (the "New Notes") for all of the outstanding 12.50% Senior Notes due May 2004 of Poindexter (the "Old Notes") at a price of $1,030 aggregate principal amount of New Notes for each $1,000 aggregate principal amount of Old Notes tendered.

         After consultation with a number of significant holders of Old Notes, Poindexter and Holdings have agreed to modify the terms of the Offer and the terms of the New Notes and the terms of the registration rights with respect thereto, as more fully set forth in this Supplement No.1. As of May 13, 2003, $28.475 million aggregate principal amount of Old Notes have been tendered for exchange.

         The Offer and the Consent Solicitation have been extended and will now expire at 12:00 Midnight., New York City time, on Wednesday, May 28, 2003, unless extended (the "Expiration Date"). In order to validly tender your Old Notes in the Offer, you must transmit the Old Notes, together with a properly completed and executed Consent and Letter of Transmittal and all other documents required by the Consent and Letter of Transmittal, to the Exchange Agent at its address before 12:00 Midnight, New York City time, on the Expiration Date. AS THE EXPIRATION DATE IS QUICKLY APPROACHING, YOU ARE ENCOURAGED TO TENDER YOUR OLD NOTES PROMPTLY BY OVERNIGHT OR HAND DELIVERY SERVICE.

May 13, 2003

                                     SUMMARY

                  SUMMARY OF REVISION TO THE TERMS OF THE OFFER

CONSIDERATION

         Subject to the terms and conditions contained in the Original OM and Consent and Letter of Transmittal, Poindexter and Holdings originally offered to exchange $1,030 principal amount of New Notes for each $1,000 principal amount of Old Notes properly tendered and not withdrawn in the Offer. Poindexter and Holdings are modifying the terms of the Offer so that you will now receive $1,000 principal amount of New Notes plus $30.00 cash for each $1,000 principal amount of Old Notes properly tendered and not withdrawn in the Offer.

         If you have previously properly tendered and not withdrawn your Old Notes in the Offer, you will be paid the new consideration - you do not need to do anything more as a result of this modification to the Offer. If you have previously properly tendered and not withdrawn your Old Notes in the Offer and you do not wish to receive the new consideration, you must withdraw your tender prior to the Expiration Date.

ADDITIONAL CONDITION TO THE OFFER

         The Offer is subject to certain conditions described in the Original OM. The Offer will also be subject to the condition that by 5:00 p.m., New York City time, on May 14, 2003, Poindexter shall have received assurances, in form and substance reasonably satisfactory to it, from each of John Hancock Financial Services, The Dreyfus Corporation, Conseco, Inc. , Morgan Stanley & Co. Incorporated, Greenwich Street Capital Partners and Wayland Funds, or their respective affiliates which are beneficial holders of the Old Notes, that such beneficial holders have irrevocably agreed to tender and not withdraw their Old Notes in the Offer. These holders own in the aggregate approximately $68.5 million of Old Notes, or approximately 80% of the Old Notes. This additional condition can be waived, in whole or in part, by Poindexter and Holdings, without the consent of the holders of the Old Notes.

SUPPLEMENTAL INDENTURE; WITHDRAWAL RIGHTS

         Poindexter will not execute the Supplemental Indenture prior to the Expiration Date. As a result, holders will have the right to withdraw their tender of Old Notes until the Expiration Date.

ISSUER OF NEW NOTES

         A newly formed subsidiary of Poindexter, the issuer of the Old Notes, to which Poindexter will transfer all of its assets, including the stock of all of its subsidiaries, will issue the New Notes; provided that, if more than 95% of the Old Notes (or such lesser amount as may be agreed to by Poindexter and the tendering holders of Old Notes holding not less than a majority of the Old Notes tendered) are tendered for exchange, Poindexter may elect to issue the New Notes.

EXTENSION OF EXPIRATION DATE

         The Expiration Date of the Offer and the Consent Solicitation has been extended and will now expire at 12:00 Midnight., New York City time, on Wednesday, May 28, 2003, unless extended.

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         FURTHER MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The exchange of Old Notes for New Notes plus cash will be a taxable exchange. Each holder of Old Notes who participates in the Offer generally will realize gain or loss equal to the difference between (1) the amount of cash received (other than cash received in lieu of accrued interest) plus the amount realized attributable to the New Notes received and (2) such holder's adjusted basis in the Old Notes surrendered. See "Material Federal Tax Considerations in the Original" in the Original OM for additional details.

         Except as described above, the terms of the Offer described in the Original OM are not being modified by this Supplement No. 1

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                        SUMMARY OF TERMS OF THE NEW NOTES

         The following is a summary of the terms of the New Notes (including those terms which are revised as described herein). It is qualified in its entirety by reference to the more complete description of the New Notes attached as Appendix A below.

Issuer......................................     A newly formed subsidiary of Poindexter, the issuer of the Old Notes, to which
                                                 Poindexter will transfer all of its assets, including the stock of all of its subsidiaries; provided that, if more than 95% of the Old Notes (or such lesser amount as may be agreed to by Poindexter and the tendering holders of Old Notes holding not less than a majority of the Old Notes tendered) are tendered for exchange, Poindexter may elect to issue the New Notes. If Poindexter elects to issue the New Notes, it will not transfer any of its assets to a new intermediate holding company. The issuer of the New Notes is referred to as the "Issuer."

Notes Offered...............................     12.50% Senior Secured Notes due 2007

Principal Amount............................     Up to $85,000,000

Maturity Date...............................     May 15, 2007

Interest Rate...............................     12.50% per year; provided that, if on May 15, 2005, the Issuer has not retired
                                                 (either through tender offers or redemptions) at least an aggregate of $7.5 million of New Notes (less any cash amounts paid to tendering holders in the Offer) since the issue date of the New Notes, the interest rate on the New Notes will increase by 200 basis points (i.e., 2.0%) until the interest payment date immediately succeeding the one-year anniversary of the date on which the Issuer has repaid an aggregate of at least $7.5 million of New Notes (less any cash amounts paid to tendering holders in the Offer); provided further, if on May 15, 2006, the Issuer has not retired (either through tender offers or redemptions) at least an aggregate of $15 million of New Notes (less any cash amounts paid to tendering holders in the
                                                 Offer) since the issue date of the New Notes, the interest rate on the New Notes will increase by an additional 250 basis points (i.e., 2.5%) from the interest rate then in effect until the interest payment date immediately succeeding the one-year anniversary of the date on which the Issuer has repaid an aggregate of at least
                                                 $15.0 million of New Notes (less any cash amounts paid to tendering holders in the
                                                 Offer).

Payment of Interest.........................     Interest on the New Notes will accrue from May 15, 2003 and will be payable on May
                                                 15 and November 15 of each year and at maturity, commencing on November 15, 2003.
                                                 Interest will be paid in cash provided that, at the option of the Issuer, any three of the first five interest payments (i.e., November 15, 2003, May 15 and November
                                                 15, 2004 and May 15 and November 15, 2005) may be made (i) half in cash and (ii)
                                                 half in the form of additional New Notes, or paid-in kind, with a principal amount equal to 112.5% of the amount of cash that would have otherwise been payable. The
                                                 Issuer may not exercise the foregoing option with respect to any interest payment after it has made any restricted payments pursuant to the first paragraph of the limitation described under "--Limitation on Restricted Payments."

Optional Redemption.........................     The New Notes will be subject to redemption, in whole or in part, at the option of the Issuer, at any time, at 100% of their principal amount plus accrued interest to the redemption date.

Ranking of the New Notes....................     The New Notes will rank senior in right of payment to all subordinated debt of the
                                                 Issuer, and pari passu in right of payment with all senior debt of the Issuer, including obligations under the Issuer's revolving credit facility. However, the
                                                 New Notes will be effectively subordinated to the Issuer's obligations under the revolving credit agreement to the extent of the value of the assets securing such obligations. While the Issuer's unsecured and unsubordinated indebtedness will rank pari passu with the New Notes in right of payment, the holders of the New Notes may, to the exclusion of unsecured creditors, seek recourse against the pledged assets as security for the New Notes until amounts owed under the New Notes are satisfied in full.

Guarantees..................................     If Poindexter issues the New Notes, Poindexter's obligations under the New Notes will be guaranteed by all of its current and future subsidiaries (the
                                                 "Subsidiaries" or the "Guarantors"), other than Beltrami Door Company ("Beltrami")
                                                 and Acero-Tec S.A. de C.V. Beltrami will be merged with and into Morgan concurrently with the closing of the Offer. Acero-Tec is in the process of selling its sole remaining asset and will be sold, dissolved or merged promptly after the issuance of the New Notes. If Holdings issues the New Notes, Holdings' obligations under the New Notes will be guaranteed by all of its current and future
                                                 Subsidiaries. In addition, if the New Notes are issued by Holdings, the New Notes will also be guaranteed by Poindexter.

Ranking of the Subsidiary Guarantees........     Each Subsidiary Guarantee will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of that Subsidiary Guarantor.

Security....................................     The New Notes will be secured by a perfected, first priority security interest in substantially all the assets owned by Poindexter and the Subsidiaries (other than as noted below), including a pledge of the capital stock of the Issuer's subsidiaries (the "Collateral"). The Collateral will not include (i) the assets
                                                 (primarily cash, inventory, accounts receivable and intellectual property) securing
                                                 Poindexter's revolving credit facility, (ii) certain fixed assets owned by
                                                 Universal Brixius, Inc. securing a term loan due 2007 and (iii) leasehold interests that individually involve payments of less than $10,000 per month. The Issuer will use its commercially reasonable efforts to obtain on behalf of the holders of the
                                                 New Notes a perfected, first priority security interest in the tradenames, trademarks and copyrights in which the lenders under Poindexter's revolving credit facility currently have a perfected, first priority security interest. If the
                                                 Issuer is unsuccessful in obtaining such a security interest, the Issuer will use its commercially reasonable efforts to obtain on behalf of the holders of the New
                                                 Notes a perfected, second priority security interest in such assets. The Issuer's grant of a leasehold mortgage on leasehold interests that individually involve payments of $10,000 or more per month is subject to obtaining the relevant lessor's consent, which the Issuer will use its commercially reasonable efforts to obtain.

Change of Control...........................     Following a change of control (as defined in "Appendix A--Description of the New
                                                 Notes--Covenants--Change of Control"), the Issuer is required to make an offer to repurchase all or any portion of the New Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Covenants...................................     The New Indenture will include covenants that limit the ability of the Issuer and the ability of the Issuer's Restricted Subsidiaries to:

                                                      -   incur additional debt, including guarantees;

                                                      -   make acquisitions;

                                                      -   sell assets;

                                                      -   make investments and other restricted payments, pay dividends, redeem or repurchase capital stock or subordinated obligations, subject to certain exceptions;

                                                      -   create specified liens;

                                                      -   create or permit restrictions on the ability of the Issuer's Restricted
                                                          Subsidiaries to pay dividends or make other distributions to the Issuer;

                                                      -   engage in transactions with affiliates;

                                                      -   engage in sale and leaseback transactions;

                                                      -   consolidate or merge with or into other companies or sell all or substantially all of their assets; and

                                                      -   amend the security documents relating to the Collateral

                                                 These covenants are subject to a number of important exceptions and qualifications described under "Appendix A--Description of the New Notes--Covenants" and
                                                 "Description of the New Notes--Covenants-- Mergers, Consolidations and Certain
                                                 Sales and Purchases of Assets."

Registration Rights.........................     The holders of the New Notes will be granted registration rights under which the
                                                 Issuer will agree that, in the event the New Notes are not freely tradeable by holders who are not "affiliates" of the Issuer, it will conduct an exchange offer pursuant to which holders of New Notes may obtain identical notes that have been registered under the Securities Act or will register the New Notes pursuant to a shelf registration statement. See "Registration Rights."

                          CHANGES IN TERMS OF NEW NOTES

MATURITY DATE

         The maturity date has been moved up to May 15, 2007 from May 23, 2007.

TRUSTEE AND COLLATERAL AGENT

         The trustee and collateral agent will be Wilmington Trust Company.

INTEREST RATE

         The New Notes will initially bear interest at 12.50% per year. If, on May 15, 2005, the Issuer has not retired (either through tender offers or redemptions) at least an aggregate of $7.5 million of the New Notes (less any cash amounts paid to tendering holders in the Offer) since May 15, 2003, the interest rate on the New Notes will increase by 200 basis points (i.e., 2.0%) until the Interest Payment Date immediately succeeding the one-year anniversary of the date on which the Issuer has repaid at least $7.5 million of New Notes (less any cash amounts paid to tendering holders in the Offer). If on May 15, 2006, the Issuer has not retired (either through tender offers or redemptions) at least an aggregate of $15 million of the New Notes (less any cash amounts paid to tendering holders in the Offer) since May 15, 2003, the interest rate on the New Notes will increase by an additional 250 basis points (i.e., 2.5%) from the interest rate then in effect until the Interest Payment Date immediately succeeding the one year anniversary of the date on which the Issuer has repaid at least $15 million of New Notes (less any cash amounts paid to tendering holders in the Offer). Previously the increased interest rate terminated on the Interest Payment Date next succeeding the date on which the Issuer has repaid the required amount.

         As described in the Original OM, interest will be payable in cash, provided that, at the option of the Issuer (the "PIK Option"), the Issuer may pay up to half of the interest payable on any three of the first five interest payment dates (i.e., November 15, 2003, May 15 and November 15, 2004 and May 15 and November 15, 2005) in additional New Notes (the "PIK Notes") with a principal amount equal to 112.5% of the amount of cash that would have otherwise been payable. The Issuer has now agreed that it may not exercise the PIK Option with respect to any interest payment after it has made any Restricted Payments pursuant to the first paragraph of the limitation described under "--Limitation on Restricted Payments."

SECURITY

         The New Notes will not be secured by a security interest in the property of Universal Brixius, Inc., a subsidiary of the Issuer, which have been pledged to Congress Financial pursuant to a term loan due March 31, 2007. In addition, the New Notes will not be secured by a mortgage on leasehold interests that individually involve payments of less than $10,000 per month. The Issuer's grant of a leasehold mortgage on leasehold interests that individually involve payments of $10,000 or more per month is subject to obtaining the relevant lessor's consent, which the Issuer will use its commercially reasonable efforts to obtain.

         The Issuer will use its commercially reasonable efforts to obtain on behalf of the holders of the New Notes a perfected, first priority security interest in the tradenames, trademarks and copyrights in which the lenders under Poindexter's revolving credit facility currently have a perfected, first priority security interest. If the Issuer is unsuccessful in obtaining such a security interest, the Issuer will use its commercially reasonable efforts to obtain on behalf of the holders of the New Notes a perfected, second priority security interest in such assets.

COVENANTS

         The Issuer has agreed to make a number of changes to the restrictive covenants described in the OM. A marked copy of these covenants is appended to this Supplement. The most significant of these changes are:

                  Limitation on Restricted Payments. In addition to the restrictions described in the Original OM, the Issuer has agreed that it (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of any class of its Capital Stock or to the holders thereof or (ii) may not, and may not permit any Restricted Subsidiary to, directly or indirectly, purchase, redeem, or otherwise acquire or retire for value any Capital Stock of the Issuer or any Related Person of the Issuer or any options, warrants or rights to purchase or acquire shares of Capital Stock of the Issuer or any Related Person of the Issuer if, in either case, the Consolidated EBITDA Coverage Ratio of the Issuer and its Restricted Subsidiaries for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the payment of such Restricted Payment was not greater than 3.00 to l. In addition, for purposes of calculating Consolidated Net Income for purposes of this covenant, there will be added back any amounts paid to tendering holders in the Offer.

                  Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries. The Issuer has now agreed that it will not sell, transfer or otherwise dispose of, and will not permit or cause any of its Restricted Subsidiaries to issue or sell, transfer or otherwise dispose of any Capital Stock of a Restricted Subsidiary (other than director's qualifying shares and other than to the Issuer or to a Wholly-Owned Subsidiary) or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of such Capital Stock or permit any Person (other than the Issuer or a Wholly-Owned Subsidiary) to own or hold any Capital Stock of any Restricted Subsidiary; provided, however, that this provision will not prohibit the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions described under "--Mergers, Consolidations and Certain Sales and Purchases of Assets."

                  Limitation on Transactions with Affiliates. The Issuer has agreed that payments under the Management Services Agreement permitted under this covenant for management fees may not exceed a base fee of $50,000 per month, subject to annual automatic increases based upon the consumer price index.

                  Limitation on Acquisitions. The Issuer has now agreed that it and its Restricted Subsidiaries may not make acquisitions of assets outside the ordinary course of business, unless the assets so acquired become contemporaneous with their acquisition Collateral for the New Notes and the assets so acquired are acquired with proceeds of an Asset Disposition that are permitted to be invested in such assets.

                  Cancellation of Reacquired Notes. The Issuer has now agreed that it will promptly cause to be cancelled all New Notes and Old Notes which the Issuer or any Subsidiary acquires, whether through privately negotiated sales, open market purchases, tender offer or redemption.

                  Subsidiary Guarantors. Beltrami Door Company and Acero-Tec S.A. de C.V. will not be subsidiary guarantors. Beltrami Door will be merged into another subsidiary of the Issuer concurrently with the issuance of the New Notes. Acero-Tec is in the process of selling its sole remaining asset and will be sold, dissolved or merged promptly after the issuance of the New Notes.

                  Unrestricted Subsidiaries. The Issuer has agreed its The Board of Directors may not designate any Restricted Subsidiary to be an Unrestricted Subsidiary.

                               REGISTRATION RIGHTS

         The following description of the registration rights with respect to the New Notes supercedes the discussion in the Original OM.

         In the event the New Notes, upon issuance, are not, in the opinion of our counsel, freely tradeable by holders who are not "affiliates" of the Issuer within the meaning of Rule 405 under the Securities Act, regardless of whether the Issuer is Holdings or Poindexter, the Issuer will promptly, and in any event within 60 days after the date the New Notes are first issued, file a registration statement with the Securities and Exchange Commission relating to a registered exchange offer for the notes and use its reasonable best efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than the 150th day after the New Notes are first issued and use its reasonable best efforts to complete the exchange offer no later than 180 days after the notes are first issued.

     During the exchange offer, the Issuer will offer to all holders of New Notes who are legally eligible to participate in the exchange offer the opportunity to exchange their New Notes for a new issue of notes (the "Exchange Notes"). The exchange notes will be identical in all material respects to the New Notes being exchanged except that the Exchange Notes will be fully registered with the SEC.

     The Issuer will keep the exchange offer open for at least 30 days (or longer, if required by applicable law or otherwise extended by the Issuer, at our option) after the date notice of the exchange offer is mailed to the holders of New Notes. For each New Note surrendered pursuant to the exchange offer and not withdrawn by the holder, the holder of the New Note will receive an Exchange Note having a principal amount equal to that of the surrendered New Note. Interest on each Exchange Note will accrue from the last date on which interest was paid on the New Note surrendered in exchange or, if no interest has been paid, from the original issue date of the New Note.

         In the event:

     - after the date the New Notes are issued, there is a change in law or applicable interpretations of the law by the staff of the SEC, and as a result the Issuer is not permitted to complete the exchange offer as contemplated above;

     - any holder of New Notes is not eligible to participate in the exchange offer according to SEC interpretations; or

     - any holder of New Notes, according to SEC interpretations, does not receive freely tradeable Exchange Notes;

the Issuer will promptly file a shelf registration statement to permit holders of the New Notes who were not eligible to participate in the exchange offer to resell the New Notes periodically without being limited by the transfer restrictions described in the Original OM. If a shelf registration statement is required, the Issuer will use its reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC as soon as practicable and will use its reasonable best efforts to keep the shelf registration statement effective for a period of two years after the date the New Notes are first issued, or if earlier until all of the New Notes covered by the shelf registration statement are sold thereunder or become freely tradable. During any 365-day period, the Issuer will have the ability to suspend the availability of such shelf registration statement for up to four periods of up to 45 consecutive days (except for the consecutive 45-day period immediately prior to the maturity of the New Notes), but no more than an aggregate of 90 days during any 365-day period, if the Issuer's Board of Directors determines in good faith that there is valid purpose for the suspension.

                   TENDERING OLD NOTES AND DELIVERING CONSENTS

         In order to validly tender your Old Notes in the Offer, you must transmit the Old Notes, together with a properly completed and executed Consent and Letter of Transmittal and all other documents required by the Consent and Letter of Transmittal, to the Exchange Agent at its address before 12:00 midnight, New York City time, on the Expiration Date, which is currently May 28, 2003. The method of delivery of Old Notes, the Consent and Letter of Transmittal and all other required documents is at your election and risk. AS THE EXPIRATION DATE IS QUICKLY APPROACHING, YOU ARE ENCOURAGED TO TENDER YOUR OLD NOTES PROMPTLY BY OVERNIGHT OR HAND DELIVERY SERVICE.

         Any beneficial owner of the Old Notes whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Offer (and thereby deliver Consents with respect thereto) should contact that registered Holder promptly and instruct that registered Holder to tender on its behalf. If the beneficial owner wishes to tender directly, it must, prior to completing and executing the Consent and Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in its name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

         Any financial institution that is a participant in the Book-Entry Transfer Facility system of DTC may make book-entry delivery of the Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. To be timely, book-entry delivery of Old Notes requires receipt of a confirmation of a book-entry transfer before the Expiration Date. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Consent and Letter of Transmittal (or facsimile), properly completed and executed, with any required signature guarantees and any other required documents or an Agent's Message (as described below), must in any case be delivered to and received by the Exchange Agent at its address on or before the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

EXCHANGE AGENT; ASSISTANCE

         The Bank of New York is the Exchange Agent. All tendered Old Notes, executed Consents and Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance relating to the Offering Memorandum/Consent Solicitation Statement, the Consent and Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                           Delivery To Exchange Agent:

                              THE BANK OF NEW YORK

           By Hand, Registered or Certified Mail or Overnight Courier:

                              The Bank of New York
                           Corporate Trust Operations
                               Reorganization Unit
                            101 Barclay Street-7 East
                              New York, N.Y. 10286
                         Attention: Mr. Bernard Arsenec

                                  By Facsimile:

                                 (212) 298-1915

                         Attention: Mr. Bernard Arsenec
                      Confirm by Telephone: (212) 815-5098

         If the holder of Old Notes delivers the Consent and Letter of Transmittal to an address other than any address indicated above or transmit instructions via facsimile to other than any facsimile number indicated, then the delivery or transmission will not constitute a valid delivery of the Consent and Letter of Transmittal.

INFORMATION AGENT

         Poindexter has retained MacKenzie Partners, Inc. to act as Information Agent in connection with the Offer. The Information Agent will solicit Consents and will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses.

         Requests for additional copies of this Offering Memorandum/Consent Solicitation Statement, the Consent and Letter of Transmittal and other related documents may be directed to the Information Agent at the below-listed address and telephone number.

                            ------------------------

                            ------------------------

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800) 322-2885

                       Email: proxy@mackenziepartners.com

                                                                      APPENDIX A

                          DESCRIPTION OF THE NEW NOTES

         The New Notes are to be issued under an indenture, to be dated as of May 15, 2003 (the "New Indenture"), among the Issuer, the Subsidiary Guarantors and Wilmington Trust Company, as trustee (the "Trustee"). The New Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements under this caption relating to the New Notes, the Subsidiary Guarantees and the New Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the New Indenture, such provisions, including the definition of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. Unless otherwise indicated, references under this caption to sections, "Section" or articles are references to sections and articles of the New Indenture. A copy of the New Indenture substantially in the form in which it is to be executed is available from the Issuer and the Information Agent.

GENERAL

         The New Notes will be direct obligations of the Issuer limited in principal amount to $85 million and will mature on May 15, 2007. The New Notes will rank senior in right of payment to all Subordinated Debt of the Issuer, and pari passu in right of payment with all senior debt, including obligations under the Issuer's revolving credit facility. However, the New Notes will be effectively subordinated to the Issuer's obligations under the revolving credit facility to the extent of the value of the assets securing such obligations. See "Description of Revolving Credit Facility." While the Issuer's unsecured and unsubordinated indebtedness will rank pari passu with the New Notes in right of payment, the holders of the New Notes may, to the exclusion of unsecured creditors, seek recourse against the pledged assets as security for the New Notes until amounts owed under the New Notes are satisfied in full. The New Notes will be unconditionally guaranteed as to the payment of principal, premium, if any, and interest by the Subsidiary Guarantors pursuant to the Subsidiary Guarantees. See "--Certain Definitions--Subsidiary Guarantees."

         The operations of the Issuer are and will be conducted through its subsidiaries and therefore, the Issuer is dependent on the cash flow of its subsidiaries to meet its obligations, including its obligations under the New Notes. The revolving credit facility will place certain restrictions on the ability of the Issuer's subsidiaries to advance funds to the Issuer. See "Description of Revolving Credit Facility." In addition, future agreements that may be entered into by Subsidiary Guarantors may contain comparable restrictions.

         The New Notes will bear interest at the rate set forth in the following paragraph from May 15, 2003 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2003, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding May 1 or November 1, as the case may be. Interest on the New Notes will be computed on the basis of a 360-day year of twelve 30-day months.

         The New Notes will initially bear interest at 12.50% per year. If, on May 15, 2005, the Issuer has not retired (either through tender offers or redemptions) at least an aggregate of $7.5 million of the New Notes (less any cash amounts paid to tendering holders in the Offer) since May 15, 2003, the interest rate on the New Notes will increase by 200 basis points (i.e., 2.0%) until the Interest Payment Date immediately succeeding the one-year anniversary of the date on which the Issuer has repaid at least $7.5 million of New Notes (less any cash amounts paid to tendering holders in the Offer). If on May 15, 2006, the Issuer has not retired (either through tender offers or redemptions) at least an aggregate of $15 million of the New Notes (less any cash amounts paid to tendering holders in the Offer) since May 15, 2003, the interest rate on the New Notes will increase by an additional 250 basis points (i.e., 2.5%) from the interest rate then in effect until the Interest Payment Date immediately succeeding the one year anniversary of the date on which the Issuer has repaid at least $15 million of New Notes (less any cash amounts paid to tendering holders in the Offer). (Sections 301, 307 and 310)

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         Interest will be payable in cash, provided that, at the option of the
Issuer (the "PIK Option"), it may pay up to half of the interest payable on any three of the first five interest payment dates (i.e., November 15, 2003, May 15 and November 15, 2004 and May 15 and November 15, 2005) in additional New Notes (the "PIK Notes") with a principal amount equal to 112.5% of the amount of cash that would have otherwise been payable. The Issuer may not exercise the PIK Option with respect to any interest payment after it has made any Restricted Payments pursuant to the first paragraph of the limitation described under "--Limitation on Restricted Payments." PIK Notes will be issued in denominations of $100 principal amount and integral multiples of $100. The amount of PIK Notes issued will be rounded down to the nearest $100 with any fractional amount paid in cash. At the option of the Issuer, principal of and premium, if any, and interest on the New Notes will be payable at the corporate trust office of the Trustee or by check mailed to the address of the Person entitled thereto as it appears in the Note Register. (Sections 301, 305 and 1002)

         The New Notes will be issued only in fully registered form, without coupons, in denominations of $100 and any integral multiple thereof. (Section
302) No service charge will be made for any registration of transfer or exchange of New Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section
305)

         Initially, the Trustee will act as Paying Agent and Registrar. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar. (Section 305)

SECURITY

         The New Notes will be secured by a lien pursuant to certain security agreements and pledge agreements, as amended from time to time (collectively, the "Security Documents") between the Issuer or certain of its Restricted Subsidiaries and the Trustee.

         The New Notes will be secured by a first priority security interest in substantially all of the assets currently owned by the Issuer and any of its subsidiaries (other than assets securing the revolving credit facility (which include the Issuer's and its subsidiaries' receivables, inventory, cash and cash equivalents and contract rights and other general intangibles) and other than the property of Universal Brixius, Inc. in the amount of approximately $1,793,000 securing a loan from Congress Financial due March 31, 2007), including without limitation, and subject to the liens permitted by the Security
Documents:

     - a pledge of the capital stock of all of the Issuer's subsidiaries, other than Morgan;

     - a mortgage on all of the Issuer's real property (other than leasehold interests individually involving payments of $10,000 or less per month), including all additions and improvements and component parts related thereto;

     - a security interest in all existing and future furniture, fixtures and equipment owned or leased by the Issuer;

     - a security interest in substantially all other personal property not securing the Revolving Credit Facility; and

     - a collateral assignment of certain contracts not securing the Revolving Credit Facility (collectively, the "Collateral").

         Following the completion of the Offer, Poindexter and the Subsidiaries will use their commercially reasonable efforts to obtain on behalf of the holders of the New Notes a perfected, first priority security interest in the tradenames, trademarks and copyrights in which the lenders under Poindexter's revolving credit facility currently have a perfected, first priority security interest. If Poindexter and the Subsidiaries are unsuccessful in obtaining such a security interest, Poindexter and the Subsidiaries will use their

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commercially reasonable efforts to obtain on behalf of the holders of the New
Notes a perfected, second priority security interest in such assets.

         Following the completion of the Offer, Poindexter and the Subsidiaries will also use commercially reasonable efforts to provide to holders of the New Notes a leasehold mortgage on leasehold interests that individually involve payments of more than $10,000 per month, provided that the relevant landlords shall have granted the requisite consents thereto.

         The Security Documents generally provide that liens will be automatically released if the assets subject to such lien are transferred or otherwise disposed of in compliance with the provisions of the New Indenture. The New Indenture specifically provides that liens will be automatically released from assets that are the subject of a permitted Asset Disposition described under "--Covenants--Limitation on Certain Asset Dispositions."

         If an Event of Default occurs, the Trustee may, in addition to any rights and remedies available to it under the New Indenture and the Security Documents, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings.

REDEMPTION

         The New Notes will be subject to redemption, at the option of the Issuer, in whole or in part, at any time prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of New Notes to be redeemed at his address appearing in the Note Register, in amounts of $100 or an integral multiple of $100 at 100% of the principal amount thereof plus interest accrued to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

         If less than all of the New Notes are to be redeemed, the Trustee will select, in such manner as it may deem fair and appropriate, the particular New Notes to be redeemed or any portion thereof that is an integral multiple of $100. (Sections 203, 1101, 1105 and 1107)

         The New Notes will not have the benefit of any sinking fund obligation.

COVENANTS

         The New Indenture contains, among others, the following covenants:

         Limitation on Consolidated Debt and Preferred Stock

         The Issuer may not, nor may it permit any Restricted Subsidiary to, Incur any Debt unless, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the net proceeds thereof, (i) no Default or Event of Default has occurred or be continuing and (ii) the Consolidated EBITDA Coverage Ratio of the Issuer and its Restricted Subsidiaries for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Debt, calculated on a pro forma basis as if such Debt had been Incurred at the beginning of such four full fiscal quarters, would be greater than 2.00 to l; provided that the proceeds of any such Incurrence of Debt may only be used for capital expenditures (including Capital Leases). In addition, the Issuer may not issue any Preferred Stock that
(i) requires that dividends be paid or distribution be made in respect of such Preferred Stock or to the holders thereof (other than dividends or distributions payable solely in (a) shares of Capital Stock (other than Disqualified Stock) or
(b) in options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock)) or (ii) would constitute Disqualified Stock.

         Notwithstanding the foregoing limitation, the Issuer may, and may permit any Restricted Subsidiary to, Incur the following ("Permitted Debt"): (i) Debt under the Revolving Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $45 million, less the aggregate amount then outstanding and available under any revolving credit agreement or similar arrangement of a Subsidiary Guarantor permitted under

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clause (i) under "-- Limitation on Restricted Subsidiary Debt and Preferred
Stock"; (ii) Debt owed by the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer (so long as such Debt either is held by the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer or, in the case of Debt represented by an Intra-Issuer Note, payable to the Issuer and pledged to secure Debt under the Revolving Credit Agreement); provided, however, that upon either (x) the transfer or other disposition by such Wholly Owned Restricted Subsidiary of the Issuer of any such Debt to a Person other than the Issuer or another Wholly Owned Restricted Subsidiary of the Issuer or (y) the issuance, sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Restricted Subsidiary to a Person other than the Issuer or another such Wholly Owned Restricted Subsidiary, the provisions of this clause (ii) will no longer be applicable to such Debt and such Debt will be deemed to have been Incurred at the time of such transfer or other disposition; (iii) Debt the proceeds of which are used solely to refinance the New Notes or any other Debt outstanding on the date of the New Indenture, or to refinance Debt incurred subsequent to the date of the New Indenture (other than in reliance on clauses (i), (ii), (iv), (v), (vi) or (vii) of this paragraph), in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced; provided, however, that (A) in the case of any refinancing of Debt which is pari passu with the New Notes, such refinancing Debt is Subordinated Debt or is made pari passu in right of payment to the New Notes, (B) in the case of any refinancing of Debt that is Subordinated Debt, such refinancing Debt is subordinated at least to the same extent as the Debt being refinanced, (C) in all cases such refinancing Debt does not have an Average Life or final maturity less than the Average Life or final maturity, respectively, of the Debt being refinanced and (D) the interest rate on such refinancing Debt is not greater than the interest rate on the Debt being refinanced; (iv) obligations in respect of industrial revenue bonds, pollution control bonds or other similar tax-exempt instruments financing facilities or operations of the Issuer or any of its Restricted Subsidiaries; (v) interest rate swaps, caps, collars and similar arrangements hedging Debt permitted under the New Indenture and having a notional amount not to exceed the principal amount of the Debt being hedged; (vi) any PIK Notes and (vii) until the date 60 days after the issue date of the New Notes, an aggregate of up to $2,000,000 of New Notes in exchange for Old Notes the Holders of which did not tender in the Offer. (Section 1008)

         Limitation on Restricted Subsidiary Debt and Preferred Stock

         The Issuer may not permit any Restricted Subsidiary of the Issuer to Incur any Debt or Preferred Stock except: (i) Debt of a Subsidiary Guarantor under a revolving credit agreement or similar arrangement, provided that the aggregate amount outstanding and available under all such agreements and arrangements, together with the aggregate amount outstanding and available under the Revolving Credit Agreement, does not exceed $45 million; (ii) the Subsidiary Guarantees; (iii) the guarantees by the Subsidiary Guarantors of the Issuer's obligations under the Revolving Credit Agreement; (iv) any Guarantee by a Subsidiary Guarantor of Debt of the Issuer permitted to be Incurred under this New Indenture, provided that such Guarantee is by its terms pari passu or subordinated in right of payment of any amounts payable thereunder to the Subsidiary Guarantee of such Subsidiary Guarantor, and provided further that if such Debt is by its terms subordinated in right of payment of any amounts payable thereunder to the New Notes, that such Guarantee is by its terms subordinated in right of payment of any amounts payable thereunder to the Subsidiary Guarantee of such Subsidiary Guarantor to substantially the same extent; (v) other Debt or Preferred Stock outstanding on the date of the New Indenture after giving effect to the application of the proceeds from the New Notes; (vi) Debt or Preferred Stock issued to and held or owned by the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer (but only so long as held or owned by the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer or, in the case of Debt represented by an Intra-Company Note, payable to the Issuer and pledged to secure Debt under the Revolving Credit Agreement); (vii) Debt or Preferred Stock Incurred by a Person prior to the time (A) such Person became a Restricted Subsidiary of the Issuer, (B) such Person merges into or consolidates with a Restricted Subsidiary of the Issuer or (C) another Restricted Subsidiary of the Issuer merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary of the Issuer), provided that in any such case in this clause (vii) such Debt or Preferred Stock was not Incurred in anticipation of such transaction, and provided further that such Debt is Permitted Debt; (viii) Debt Incurred pursuant to the first paragraph of and clause (v) of the second paragraph under "--Limitation on Consolidated Debt and Preferred Stock"; and (ix) Debt or Preferred Stock the proceeds of which are used solely to refinance any Debt or Preferred Stock permitted to be outstanding pursuant to clauses (v) and (vii) hereof, in an aggregate principal amount not to exceed the principal amount of the Debt, or the liquidation preference of the Preferred Stock, so refinanced, provided that such refinancing Debt or Preferred Stock does not have an Average Life or final maturity less than the Average Life or final maturity, respectively, of the Debt or Preferred Stock being refinanced or an interest or dividend rate greater than the interest or dividend rate on the Debt or Preferred Stock being refinanced. (Section 1009)

         Limitation on Restricted Payments

         The Issuer (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of any class of its Capital Stock or to the holders thereof, but excluding any dividends or distributions payable solely (a) in shares of its Capital Stock (other than Disqualified Stock) or (b) in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), (ii) may not, and may not permit any Restricted Subsidiary to, directly or indirectly, purchase, redeem, or otherwise acquire or retire for value any Capital Stock of the Issuer or any Related Person of the Issuer or any options, warrants or rights to purchase or acquire shares of Capital Stock of the Issuer or any Related Person of the Issuer, (iii) may not make, or permit any Restricted Subsidiary to make, any Investment in, or payment on a Guarantee of any obligation of, any Affiliate or any Related Person of the Issuer, other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer which is a Wholly Owned Restricted Subsidiary prior to such Investment, and (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Subordinated Debt of the Issuer (each of clauses (i) through (iv) being a "Restricted Payment"), if: (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, has occurred and be continuing; (2) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of the New Indenture exceeds the sum of: (a) 50% of cumulative Consolidated Net Income of the Issuer and its Restricted Subsidiaries (or, if Consolidated Net Income of the Issuer and its Restricted Subsidiaries is negative, less 100% of such deficit) for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the date of the New Indenture and ended as of the Issuer's most recently ended fiscal quarter at the time of such Restricted Payment, plus (b) 100% of the aggregate net proceeds after the date of the New Indenture, including the fair value of property other than cash (determined in good faith by the Board of Directors and evidenced by a Board resolution), from capital contributions (of cash or other property) to the Issuer and from the issuance or sale of Capital Stock (other than Disqualified Stock) of the Issuer and options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Issuer (other than, in each case, to a Restricted Subsidiary) and the principal amount of and accrued interest on Debt of the Issuer that has been converted into Capital Stock (other than Disqualified Stock and other than by a Restricted Subsidiary) of the Issuer after the date of the New Indenture, plus (c) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the greater of the fair market value (as determined by the Board of Directors in good faith) and book value of such Unrestricted Subsidiary as of the date it is redesignated as a Restricted Subsidiary, or (3) in the case of a Restricted Payment described in clause (i) or (ii) above, the Consolidated EBITDA Coverage Ratio of the Issuer and its Restricted Subsidiaries for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the payment of such Restricted Payment was not greater than 3.00 to l; provided, that for purposes of calculating Consolidated Net Income for purposes of this paragraph and the fifth bullet point below, with respect to the fiscal quarter during which the Notes were issued, there shall be added back the amount paid in cash to holders in connection with the issuance of the New Notes . (Section
1010)

         Notwithstanding the foregoing, the Issuer may

         - pay any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provisions;

         - if the Issuer is not Poindexter, make distributions, loans or advances in an amount not to exceed the amounts of normal operating expenses of, and corporate overhead expenses payable by, Poindexter;

         - if the Issuer is not Poindexter, pay cash dividends to Poindexter in the amounts and at the times of any actual payment by Poindexter in respect of taxes, provided that (x) the amount of cash dividends paid pursuant to this clause to enable Poindexter to pay federal and state income taxes at any time does not exceed the lesser of (A) the amount of such federal and state income taxes owing by Poindexter at such time for the respective period and (B) the amount of such federal and state income taxes that would be owing by the Issuer and its Subsidiaries on a consolidated basis for such period if determined without regard to Poindexter's ownership of the Issuer and (y) any refunds will promptly be returned by Poindexter to the Issuer;

         - if the Issuer is not Poindexter, pay cash dividends to Poindexter in the amounts and at the times of any payment due from Poindexter in respect of interest on the Old Notes; and

         - if the Issuer is not Poindexter, pay cash dividends to Poindexter in the amounts and at the times of any payment due from Poindexter in respect of principal on the Old Notes in an amount equal to the lesser of (1) the principal due on such Old Notes and (2) 50% of cumulative Consolidated Net Income of the Issuer and its Restricted Subsidiaries (or, if Consolidated Net Income of the Issuer and its Restricted Subsidiaries is negative, less 100% of such deficit) for the period (taken as one accounting period) from January 1, 2003 through the end of the month immediately prior to such payment;

provided that any amount applied in accordance with the preceding clauses will thereafter be deducted from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph. In addition, the foregoing covenant will not prohibit the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Issuer out of the proceeds of any policy of insurance maintained to provide funds for such purpose.

         Limitations Concerning Distributions and Transfers by Restricted Subsidiaries

         The Issuer may not, and may not permit any of its Restricted Subsidiaries to, suffer to exist any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Issuer or any other of its Restricted Subsidiaries; (ii) to make loans or advances to the Issuer or any of its Restricted Subsidiaries; or (iii) to transfer any of its property or assets to the Issuer. Notwithstanding the foregoing limitations, the Issuer may permit a Restricted Subsidiary to suffer to exist any such encumbrance or restriction,
(a) pursuant to any agreement as in effect on the date of the New Indenture, (b) pursuant to an agreement relating to any Debt Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Issuer and outstanding on such date and not Incurred in anticipation of becoming a Restricted Subsidiary, provided that such encumbrance or restriction does not apply to any Person, or to the property or assets of any Person, other than such Restricted Subsidiary, (c) pursuant to an agreement relating to Debt permitted to be Incurred by a Subsidiary Guarantor pursuant to clause (viii) of "--Limitation on Restricted Subsidiary Debt and Preferred Stock," provided that, immediately after giving pro forma effect to the effectiveness of such agreement, the Issuer could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "--Limitation on Consolidated Debt and Preferred Stock" if the calculation of Consolidated Net Income (and clause (b) of the proviso in the definition thereof) is made assuming such encumbrance or restriction fully restricts the payment of dividends and the making of distributions; (d) restricting the assignment of any contract or lease, or the subletting of any lease, of the Issuer or any Restricted Subsidiary; (e) pursuant to an agreement entered into for a permitted sale or disposition of the stock, business, assets or properties of the Issuer or a Restricted Subsidiary;
(f) pursuant to the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired and no other property; or (g) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of Debt Incurred pursuant to an agreement referred to in clause (a), (b) or (c) above in an aggregate principal amount not to exceed the principal amount of the

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Debt so refinanced; provided, however, that, in the case of an agreement effecting a renewal, extension, refinancing or refunding of Debt Incurred pursuant to an agreement referred to in clause (b), (c) or (d) above, the provisions contained in such renewal, extension, refinancing or refunding agreement relating to such encumbrance or restriction are not more restrictive in any material respect with respect to the interests of the Noteholders than the provisions contained in the agreement that is the subject thereof. (Section
1011)

         Limitations on Liens

         Except as permitted by the next paragraph, the Issuer may not, and may not permit any Restricted Subsidiary of the Issuer to, Incur any Lien (other than Permitted Liens) on property or assets now owned or hereafter acquired to secure any Debt. The Issuer may not Incur any Lien on the Capital Stock of Morgan.

         Following the completion of the Offer, Poindexter and the Subsidiaries will use their commercially reasonable efforts to obtain on behalf of the holders of the New Notes a perfected, first priority security interest in the tradenames, trademarks and copyrights in which the lenders under Poindexter's revolving credit facility currently have a perfected, first priority security interest. If Poindexter and the Subsidiaries are unsuccessful in obtaining such a security interest, Poindexter and the Subsidiaries will use their commercially reasonable efforts to obtain on behalf of the holders of the New Notes a perfected, second priority security interest in such assets. (Section 1012)

         Limitation on Sale and Leaseback Transactions

         The Issuer may not, and may not permit any Restricted Subsidiary of the Issuer to, enter into any Sale and Leaseback Transaction unless (i) the Issuer or such Restricted Subsidiary would be entitled to Incur a Lien to secure Debt by reason of the provisions described under "--Limitations on Liens" above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction, without securing the New Notes or (ii) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions described under "--Limitation on Certain Asset Dispositions" are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of the provisions described under "--Limitation on Certain Asset Dispositions." (Section 1013)

         Limitation on Transactions with Affiliates and Related Persons

         The Issuer may not, and may not permit any Restricted Subsidiary of the Issuer to, directly or indirectly, enter into any transaction not in the ordinary course of business that involves an amount in excess of $200,000 with any Affiliate or Related Person of the Issuer (other than the Issuer or a Restricted Subsidiary of the Issuer), unless the Board of Directors determines in its reasonable good faith judgment, evidenced by a Board Resolution filed with the Trustee, that (i) such transaction is in the best interests of the Issuer or such Restricted Subsidiary; and (ii) such transaction is on terms not materially less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person, provided that the payment of discretionary annual bonuses pursuant to the Management Services Agreement may be made only if, immediately after giving effect to such payment, the Issuer could Incur at least $1.00 of additional Debt pursuant to the first paragraph of "--Limitation on Consolidated Debt and Preferred Stock."

         Notwithstanding the foregoing, this covenant will not apply to (i) transactions between the Issuer and any of its Restricted Subsidiaries or between its Restricted Subsidiaries, (ii) any payments or transactions permitted pursuant to the "--Limitation on Restricted Payments" covenant, (iii) the payment of reasonable annual compensation and reasonable and customary fees to directors or executive officers of the Issuer or any of its Restricted Subsidiaries, (iv) payments for management fees (not to exceed a base fee of $50,000 per month for these services, subject to annual automatic increases based upon the consumer price index) and reimbursements for reasonable costs, charges or expenses by the Issuer to Southwestern Holdings, Inc. in accordance with the terms of the Management Services Agreement and (v) payments pursuant to any tax sharing agreement or arrangement among the Issuer and all or any of its Subsidiaries. (Section 1014)

         Limitation on Certain Asset Dispositions

         The Issuer may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition in one or more related transactions unless (i) the Issuer or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value of the shares or assets disposed of (as determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee);
(ii) not less than 80% of the consideration for such disposition consists of cash or readily marketable cash equivalents; and (iii) (a) in the case of any Asset Disposition involving assets having a value of less than $100,000 and less than an aggregate of $3 million during the term of the New Notes, within 180 days of the Asset Disposition, the Issuer or such Restricted Subsidiary applies the Net Available Proceeds of such Asset Disposition, to the extent the Revolving Credit Agreement does not require that such Net Available Proceeds be used to reduce the outstanding balance under the Revolving Credit Agreement, either to (1) repurchase or redeem New Notes or (2) make capital expenditures in new assets that will become Collateral for the New Notes, and (b) in the case of any Asset Disposition involving assets having a value greater than $100,000 or more than an aggregate of $3 million during the term of the New Notes, the Issuer or such Restricted Subsidiary applies the Net Available Proceeds of such Asset Disposition, to the extent the Revolving Credit Agreement does not require that such Net Available Proceeds be used to reduce the outstanding balance under the Revolving Credit Agreement, so that (1) at least 80% of such Net Available Proceeds are used to repurchase or redeem New Notes within 120 days of the Asset Disposition and (2) any balance of such Net Available Proceeds is used to make capital expenditures in new assets that will become Collateral for the New Notes within 180 days of the Asset Disposition. If the proceeds are not used within the time period specified above for any permitted purpose, the Issuer will offer to purchase outstanding New Notes pursuant to an Offer to Purchase at 100% of their principal amount plus accrued interest to the date of purchase in an aggregate principal amount plus interest equal to the unused Net Available Proceeds from such disposition (including from the sale of any marketable cash equivalents received therein). These provisions will not apply to a transaction which is subject to and permitted under the provisions described under "--Mergers, Consolidations and Certain Sales and Purchases of Assets." (section.
1015)

         Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries

         The Issuer will not sell, transfer or otherwise dispose of, and will not permit or cause any of its Restricted Subsidiaries to issue or sell, transfer or otherwise dispose of, any Capital Stock of a Restricted Subsidiary (other than director's qualifying shares and other than to the Issuer or to a Wholly-Owned Subsidiary) or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of such Capital Stock or permit any Person (other than the Issuer or a Wholly-Owned Subsidiary) to own or hold any Capital Stock of any Restricted

Subsidiary; provided, however, that this provision will not prohibit the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions described under "--Mergers, Consolidations and Certain Sales and Purchases of Assets." (Section 1016)

         Limitation on Acquisitions

         The Issuer and its Restricted Subsidiaries may not make acquisitions of assets outside the ordinary course of business, unless the assets so acquired become contemporaneous with their acquisition Collateral for the New Notes and the assets so acquired are acquired with proceeds of an Asset Disposition that are permitted to be invested in such assets.

         LIMITATION ON REPURCHASES OF NEW NOTES.

         THE ISSUER AND ITS RESTRICTED SUBSIDIARIES MAY NOT PURCHASE NEW NOTES FROM ANY HOLDER AT A PRICE LESS THAN 100% OF THE PRINCIPAL AMOUNT THEREOF OTHER THAN THROUGH AN OFFER TO PURCHASE.

         IN ADDITION, the Issuer and its Restricted Subsidiaries may not purchase New Notes using the proceeds of borrowings under the Revolving Credit Agreement unless there is available for borrowing under such Revolving Credit Agreement, after giving effect to the borrowings to purchase New Notes, an amount equal to the sum of (i) $6 million plus (ii) THE AMOUNT OF ANY PIK NOTES REPRESENTING INTEREST (BUT NOT INCLUDING ANY PREMIUM) paid in PIK Notes plus
(iii) the aggregate amount of interest payable on the next interest payment date on the New Notes then outstanding; provided that the amount in (ii) will be reduced by:

     - the amount of any New Notes repurchased or redeemed, with respect to the period prior to May 15, 2005;

     - the amount of any New Notes repurchased or redeemed in excess of $7.5 million, with respect to the period from May 16, 2005 through May 15, 2006; and

     - the amount of any New Notes repurchased or redeemed in excess of $15 million, with respect to the period beginning on May 15, 2006.

         Provision of Financial Information

         So long as the New Notes are Outstanding, whether or not the Issuer is subject to Section 13(a) or 15(d) of the Exchange Act, the Issuer will file with the Commission the annual reports, quarterly reports and other documents which the Issuer would be required to file with the Commission pursuant to such sections if the Issuer were so subject, and will also provide to all Holders and file with the Trustee copies of such reports. (Section 1018)

         Cancellation of Reacquired Notes

         The Issuer shall promptly cause to be cancelled all New Notes and Old Notes which the Issuer or any Subsidiary acquires, whether through privately negotiated sales, open market purchases, tender offer or redemption.

         Mergers, Consolidations and Certain Sales and Purchases of Assets

         The Issuer (i) may not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Issuer; (ii) may not, in a single transaction or through a series of related transactions, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries on a consolidated basis to any other Person or group of affiliated Persons; (iii) may not, and may not permit any Restricted Subsidiary of the Issuer to, directly or indirectly, acquire Capital Stock or other ownership interests of any other Person such that such Person becomes a Subsidiary of the Issuer; and (iv) may not, and may not permit any Restricted Subsidiary of the Issuer to, directly or indirectly, purchase, lease or otherwise acquire (including by way of merger or consolidation) (a) all or substantially all of the property and assets of any Person as an entirety or (b) any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person unless:
(1) in a transaction in which the Issuer does not survive or in which the Issuer sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Issuer is organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, all of the Issuer's obligations under the New Notes and the New Indenture; (2) immediately after giving effect to such transaction and treating any Debt that becomes an obligation of the Issuer or a Restricted Subsidiary of the Issuer, as a result of such transaction, as having been Incurred by the Issuer or such Restricted Subsidiary at the time of the transaction, no Event of Default or event that, with the passing of time or the giving of notice, or both, would become an Event of Default, has occurred and be continuing; (3) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Issuer or of any of its Restricted Subsidiaries as a result of such transaction as having been Incurred at the time of such transaction, the Issuer or the successor entity to the Issuer could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "--Limitation on Consolidated Debt and Preferred Stock"; (4) immediately after giving effect to such transaction, the Consolidated Net Worth of the Issuer and its Restricted Subsidiaries is equal to or greater than the Consolidated Net Worth of the Issuer and its Restricted Subsidiaries immediately prior to such transaction; (5) if, as a result of any such transaction, property or assets of the Issuer or any of its Restricted Subsidiaries would become subject to a Lien which would not otherwise be permitted under "--Limitations on Liens" above, the Issuer, or, if applicable, the successor entity, will take such steps as may be necessary to effectively secure the New Notes equally and ratably with (or prior to) any Debt secured by such Lien; and (6) the Issuer has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel stating that such transaction complies with the provisions described in this paragraph. (Sections 801 and 802)

         Change of Control

         Within 30 days of the occurrence of a Change of Control, the Issuer will be required to commence an Offer to Purchase all outstanding New Notes at a purchase price equal to 101% of their aggregate principal amount plus accrued interest to the date of purchase. A "Change of Control" will be deemed to have occurred either (i) at such time as any Person (other than a Permitted Holder), or any Persons acting together which would constitute a "group" (a "Group") for purposes of Section 13(d)(3) of the Exchange Act (other than Permitted Holders), together with any Affiliates thereof, beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least 50% of the total voting power of all classes of Voting Stock of the Issuer, or (ii) at such time as any Person or Group (other than Permitted Holders), together with any Affiliates or Related Persons thereof, succeeds in having a sufficient number of its nominees elected to the Board of Directors of the Issuer such that such nominees, when added to any existing directors remaining on the Board of Directors of the Issuer after such election who is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of the Issuer. Neither the Board of Directors of the Issuer nor the Trustee may waive the covenant discussed in this paragraph. There are no change of control provisions in the New Indenture other than those disclosed in this section. (Section 1017)

         In event that the Issuer is required to purchase the New Notes, the Issuer intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

         There can be no assurance that the Issuer will have sufficient funds to purchase the New Notes following a Change in Control.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the New Indenture. Reference is made to the New Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Sections 101)

         "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person provided, if such Person is the Issuer, that such Wholly Owned Restricted Subsidiary is a Subsidiary Guarantor) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business.

         "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will also include the lesser of the amount of such penalty (in which case no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

         "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Debt or Preferred Stock, respectively, and the respective amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

         "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

         "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

         "Consolidated EBITDA Coverage Ratio" of any Person means for any period the ratio of (i) EBITDA of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period plus (B) the annual interest expense (including the amortization of debt discount) with respect to any Debt proposed on the date of computation to be Incurred by such Person or its Restricted Subsidiaries minus (C) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Debt that will no longer be outstanding as a result of the Incurrence of the Debt proposed on the date of computation to be Incurred plus (D) the annual interest expense (including the amortization of debt discount) with respect to any other Debt Incurred by such Person or its Restricted Subsidiaries since the end of such period to the extent not included in clause (ii)(A) minus (E) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Debt that no longer is outstanding as a result of the Incurrence of any Debt referred to in clause (ii)(D); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Debt bearing a floating interest rate (after taking into account any interest rate swaps, caps, collars and similar arrangements) will be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; provided further that, in the event such Person or its Restricted Subsidiaries has made Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation will be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period.

         "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

         "Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) net fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends declared and payable in cash; (v) the portion of any rental obligation allocable to interest expense; (vi) interest expense attributable to any Debt represented by the Guarantee by such Person or a Subsidiary of such Person other than with respect to the Debt of such Person or a Subsidiary of such Person and (vi) all other non-cash interest expense (including the amount of PIK Notes issued in lieu of cash interest) excluding, however, any amount of such interest of any Restricted Subsidiary of such Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income for such Person pursuant to clause (b) of the proviso in the definition thereof (but only in the same proportion as the net income of such Subsidiary is excluded from the calculation of Consolidated Net Income for such Person pursuant to clause (b) of the proviso in the definition thereof).

         "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles, plus the amount of cash payments to tendering holders in connection with the Offer; provided that there will be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not net loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent the payment of dividends or the making of distributions (by loans, advances, intercompany transfers or otherwise) to such Person to the extent of such restrictions, (c) the net income (or loss) of any Person that is not a Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (d) gains or losses on Asset Dispositions by such Person or its Restricted Subsidiaries and (e) all extraordinary gains and extraordinary losses.

         "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its Restricted Subsidiaries, determined in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person.

         "Consolidated Tangible Assets" of any Person means the sum of the Tangible Assets of such Person after eliminating intercompany items, determined on a consolidated basis in accordance with generally accepted accounting principles, including appropriate deductions for any minority interest in Tangible Assets of such Person's Restricted Subsidiaries.

         "Debt" means (without duplication) with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person under interest rate swaps, caps, collars and similar arrangements, (v) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue),
(vi) every Capital Lease Obligation of such Person, (vii) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, and (viii) every obligation of the type referred to in clauses
(i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise. The amount outstanding at any time of any Debt issued with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with generally accepted accounting principles.

         "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the New Notes.

         "EBITDA" of any Person means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person for such period, plus (iv) other non-cash charges (such as minority interests) of such Person for such period deducted from consolidated revenues in determining Consolidated Net Income for such period, minus (v) non-cash items of such Person for such period increasing consolidated revenues in determining Consolidated Net Income for such period.

         "General Intangibles" means all general intangibles, which term has the meaning given to it in the Uniform Commercial Code, and will include all tax refunds, trademarks, servicemarks, tradenames and other intellectual property and proprietary rights applicable to the liquidation of receivables and inventory.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purposes of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" will have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person will not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

         "Incentive Arrangement" means any earn-out agreement, stock appreciation rights, "phantom stock plans," employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of persons or businesses by the Issuer or its Restricted Subsidiaries, or the retention of directors, officers or employees by the Issuer or its Restricted Subsidiaries, other than any such agreement or arrangement with John B. Poindexter or any Person directly or indirectly under his control (other than the Issuer or its Restricted Subsidiaries).

         "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" will have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt will not be deemed an Incurrence of such Debt.

         "Initial Public Offering" means an underwritten initial public offering of Common Stock of the Issuer pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended.

         "Intra-Company Note" means a note representing a loan from the Issuer to a Wholly Owned Restricted Subsidiary of the Issuer of funds advanced under the Revolving Credit Agreement.

         "Inventory" of a Person means all inventory of such Person, including
(i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in such Person's business; (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease; and (iii) all goods returned or repossessed by such Person.

         "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by any other Person.

         "Joint Venture" means any joint venture arrangement in which the Issuer or any of its Restricted Subsidiaries owns an equity interest not in excess of 50% of the equity interest of all joint venturers thereof, whether such joint venture is structured as a corporation, partnership, trust, limited liability company or any other Person.

         "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, encumbrance or other security agreement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

         "Management Services Agreement" means the Management Services Agreement, dated February 1, 1996, by and between the Issuer (as assignee of Poindexter, if the Issuer is Holdings) and Southwestern Holdings, Inc., a Texas corporation, as in effect on the date of the Indenture.

         "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must be accrued by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law be repaid out of the proceeds from such Asset Disposition, and (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

         "Offer to Purchase" means a written offer (the "Offer") sent by the Issuer by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of New Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the New Indenture). Unless otherwise required by applicable law, the Offer will specify an expiration date (the "Expiration Date") of the Offer to Purchase which will be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of New Notes within five Business Days after the Expiration Date. The Issuer will notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the making of the Offer to Purchase, and the Offer will be mailed by the Issuer or, at the Issuer's request, by the Trustee in the name and at the expense of the Issuer. The Offer will contain information concerning the business of the Issuer and its Subsidiaries which the Issuer in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the provisions described under "Provision of Financial Information" (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Issuer's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events prompting the Issuer to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Issuer to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein. The Offer will contain all instructions and materials necessary to enable such Holder to tender New Notes pursuant to the Offer to Purchase. The Offer will also state:

                  (1) the Section of the New Indenture pursuant to which the Offer to Purchase is being made;

                  (2)      the Expiration Date and the Purchase Date;

                  (3) the aggregate principal amount of the Outstanding New Notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the New Indenture governing the Offer to Purchase) (the "Purchase Amount");

                  (4) the purchase price to be paid by the Issuer for each $1,000 aggregate principal amount of New Notes accepted for payment (as specified pursuant to the New Indenture) (the "Purchase Price");

                  (5) that the Holder may tender all or any portion of the New Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

                  (6) the place or places where New Notes are to be surrendered for tender pursuant to the Offer to Purchase;

                  (7) that interest on any Note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue;

                  (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note or portion thereof accepted for payment pursuant to the Offer to Purchase and that interest thereon will cease to accrue on and after the Purchase Date;

                  (9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing and bearing appropriate signature guarantees);

                  (10) that Holders will be entitled to withdraw all or any portion of New Notes tendered if the Issuer (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

                  (11) that (a) if New Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer will purchase all such New Notes and (b) if New Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer will purchase New Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only New Notes in denominations of $1,000 or integral multiples thereof will be purchased); and

                  (12) that in the case of any Holder whose Note is purchased only in part, the Issuer will execute, and the Trustee will authenticate and deliver to the Holder of such Note without service charge, a new Note or New Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

         "pari passu," when used with respect to the ranking of any Debt of any Person in relation to other Debt of such Person, means that each such Debt (a) either (i) is not subordinated in right of payment to any other Debt of such Person or (ii) is subordinate in right of payment to the same Debt of such Person as is the other and is so subordinate to the same extent and (b) is not subordinate in right of payment to the other or to any Debt of such Person as to which the other is not so subordinate.

         "Permitted Holder" means (i) John B. Poindexter, his executors, administrators or similar legal representatives, or any Person which is controlled, directly or indirectly, by any of the foregoing and (ii) any beneficial holder of Old Notes that exchanges all of its Old Notes for New Notes in the Offer.

         "Permitted Liens" means (i) Liens created pursuant to the Security Documents to secure the New Notes; (ii) Liens on any assets to secure Debt permitted to be Incurred under clause (i) of the second paragraph of the covenant described under "--Covenants--Limitation on Consolidated Debt and Preferred Stock"; (iii) Purchase money Liens on any assets acquired in accordance with the Indenture; (iv) Liens for taxes, assessments or governmental charges or levies on the property of the Issuer or any Restricted Subsidiary if the same is not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, provided that any reserve or other appropriate provision that may be required in conformity with GAAP has been made therefor; (v) Liens imposed by law or arising by operation of law, including without limitation, landlords', mailmen's, suppliers', vendors', carriers', warehousemen's and mechanics' Liens and other similar Liens, Liens for master's and crew's wages and other similar laws, on the assets of the Issuer or any Restricted Subsidiary arising in the ordinary course of business and for payment obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (vi) Liens on the assets of the Issuer or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety or appeal bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice; (vii) Liens on assets at the time the Issuer or any Restricted Subsidiary acquired such assets, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other assets of the Issuer or any Restricted Subsidiary; provided further, however, that such Liens have not been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such assets were acquired by the Issuer or any Restricted Subsidiary; (viii) Liens on the assets of a Person existing at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other assets of the Issuer or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary; (ix) Liens Incurred or pledges or deposits made by the Issuer or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Issuer or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Issuer, or deposits for the payment of rent, in each case Incurred in the ordinary course of business; (x) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; (xi) Liens existing on the date of the New Indenture not otherwise described above; (xii) Liens on the assets of the Issuer or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in this definition; provided, however, that any such Lien will be limited to all or part of the same assets that secured the original Lien (together with improvements and accessions to such assets) and the aggregate principal amount of Debt that is secured by such Lien will not be increased to an amount greater than the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under this definition, as the case may be, at the time the original Lien became a Permitted Lien under the indenture; (xiii) judgment Liens not giving rise to a Default or Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order have been finally terminated or the period within which such proceedings may be initiated has not expired; (xiv) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of banker's acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; (xv) Liens securing obligations of the Issuer under hedging obligations permitted to be Incurred under the New Indenture; (xvi) Liens on assets leased to the Issuer or a Restricted Subsidiary if such lease is properly classified as an operating lease in accordance with GAAP; (xvii) Liens arising under consignment or similar arrangements for the sale of goods in the ordinary course of business; (xviii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (xx) Liens in favor of the Issuer or a Restricted Subsidiary.

         "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

         "Receivables" of a Person means all of the accounts receivable of such Person, whether now existing or existing in the future.

         "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the final Stated Maturity of the New Notes or is redeemable at the option of the holder thereof at any time prior to the final Stated Maturity of the New Notes.

         "Refinance" means, in respect of any Debt, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" will have correlative meanings.

         "Related Person" of any Person means, without limitation, any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or
(b) 5% or more of the Voting Stock of such Person.

         "Restricted Subsidiary" means any Subsidiary of the Issuer, whether existing on or after the date of the New Indenture, other than an Unrestricted Subsidiary.

         "Revolving Credit Agreement" means the Agreement among the Issuer, certain financial institutions parties thereto and Congress Financial, as Agent Bank (the "Agent Bank" and, collectively with such financial institutions, the "Banks") including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as the same may be amended, supplemented, replaced, refinanced, renewed, extended or restated from time to time, provided that the total amount which may be borrowed pursuant to the Revolving Credit Agreement and any such amendment, supplement, replacement, refinancing, renewal, extension or restatement is limited to an amount not in excess of $45 million (including any sublimits for letters of credit).

         "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement will be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

         "Subordinated Debt" means all obligations of the type referred to in clauses (i) through (vi) and clause (viii) of the definition of Debt, if the instrument creating or evidencing the same or pursuant to which the same is outstanding or another instrument designates such obligations as being subordinated or junior in right of payment to any other Debt of the Issuer.

         "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

         "Subsidiary Guarantees" means the unconditional Guarantees by the respective Subsidiary Guarantors of the due and punctual payment of principal, premium, if any, and interest on the New Notes when and as the same will become due and payable and in the coin or currency in which the same are payable, whether at Stated Maturity, by declaration of acceleration, call for redemption, purchase or otherwise.

         "Subsidiary Guarantor" means each current and future direct or indirect subsidiary of the Issuer, other than Beltrami and Acero-Tec S.A. de C.V.; provided that if the Issuer is Holdings, Poindexter will also become a Subsidiary Guarantor.

         "Tangible Assets" of any Person means, at any date, the gross book value as shown by the accounting books and records of such Person of all its property both real and personal, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized Debt discount and expense, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and
(iv) all other proper reserves which in
accordance with generally accepted accounting principles should be provided in connection with the business conducted by such Person; provided, however, that, with respect to the Issuer and its Restricted Subsidiaries, adjustments following the date of the New Indenture to the accounting books and records of the Issuer and its Restricted Subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Issuer by another Person will not be given effect.

         "Unrestricted Subsidiary" means (1) any Subsidiary designated as such by the Board of Directors as set forth below where (a) neither the Issuer nor any of its other Subsidiaries (other than any Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or
(ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Issuer or its other Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment of such other Debt of the Issuer or its other Subsidiaries to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors shall not designate any Restricted Subsidiary to be an Unrestricted Subsidiary. The Company, by action of the Board of Directors, may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation, the Issuer could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "--Covenants--Limitation on Consolidated Debt and Preferred Stock." Any such designation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

         "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares and other than shares issued pursuant to an Incentive Arrangement) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

SUBSIDIARY GUARANTEES

         The Subsidiary Guarantors will unconditionally Guarantee the due and punctual payment of principal, premium, if any, and interest on the New Notes pursuant to the Subsidiary Guarantees.

         Upon the sale or disposition (by merger or otherwise) of any Subsidiary Guarantor by the Issuer or any Subsidiary of the Issuer to any entity that is not a Subsidiary of the Issuer and which sale or disposition is otherwise in compliance with the terms of the New Indenture, each such Subsidiary Guarantor will automatically be released from all obligations under its Subsidiary Guarantee, provided, that each such Subsidiary Guarantor is sold or disposed of for fair market value (evidenced by a Board Resolution and set forth in an Officers' Certificate delivered to the Trustee). The proceeds of such sale or disposition are to be applied as described under "-Covenants--Limitation on Certain Asset Dispositions."

EVENTS OF DEFAULT

         The following will be Events of Default under the New Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days; (c) failure to purchase New Notes required to be purchased pursuant to an Offer to Purchase by the covenants described under "--Covenants--Change of Control," "--Covenants--Limitation on Certain Asset Dispositions," "--Covenants-- Limitation on Sale and Leaseback Transactions," "--Covenants--Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries" and "--Covenants --Limitation on Repurchases of New Notes" in accordance with the terms of such Offer to Purchase; (d) failure to perform or comply with the provisions described under "-- Mergers, Consolidations and Certain Sales and Purchases of Assets" continued for 30 days; (e) failure to perform any other covenant or agreement of the Issuer under the New Indenture as provided in the New Indenture or in any of the Security Documents and such failure has continued for 60 days after written notice from the Trustee or Holders of at least 25% in principal amount of the Outstanding New Notes as provided in the New Indenture; (f) failure to pay when due at maturity (subject to any grace period), or acceleration of, the principal of any Debt of the Issuer or any Restricted Subsidiary in an aggregate principal amount in excess of $5 million; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Issuer or any of its Restricted Subsidiaries in an amount in excess of $5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting the Issuer or any of its Restricted Subsidiaries; and (i) except as permitted by the New Indenture and the New Notes, the cessation of effectiveness of any Subsidiary Guarantee or the finding by any judicial proceeding that any such Subsidiary Guarantee is unenforceable or invalid or the written denial or disaffirmation by any Subsidiary Guarantor of its Obligations under its Subsidiary Guarantee.

         Subject to the provisions of the New Indenture relating to the duties of the Trustee in case an Event of Default (as defined) will occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the New Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         If any Event of Default (other than an Event of Default described in clause (h) above) will occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding New Notes may accelerate the maturity of all New Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding New Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the New Indenture. If an Event of Default specified in clause (h) above occurs, the Outstanding New Notes will ipso facto become immediately due and payable without any act on the part of the Trustee or any Holder. For information as to waiver of defaults, see "--Modification and Waiver."

         No Holder of any Note will have any right to institute any proceeding with respect to the New Indenture or for any remedy thereunder, unless such Holder has previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding New Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee has not received from the Holders of a majority in aggregate principal amount of the Outstanding New Notes a direction inconsistent with such request and has failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

         The Issuer will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the New Indenture and as to any default in such performance.

DEFEASANCE

         The New Indenture will provide that (A) if applicable, the Issuer will be discharged from any and all obligations in respect of the Outstanding New Notes and the Subsidiary Guarantors will be released from their Guarantees, or
(B) if applicable, the Issuer may omit to comply with certain restrictive covenants in the New Indenture and such omission will not be deemed to be an Event of Default under the New Indenture and the New Notes, in either case (A) or (B), upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding New Notes. With respect to clause (B), the obligations under the New Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants will remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that holders of the New Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that holders of the New Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;
(ii) no Event of Default or event that with the passing of time or the giving of notice, or both, will constitute that an Event of Default has occurred and is continuing; (iii) the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that such deposit will not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied.

MODIFICATION AND WAIVER

         Modifications and amendments of the New Indenture may be made by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding New Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of (or the premium), or interest on, any Note, (c) change the place or currency of payment of principal of (or the premium) or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of Outstanding New Notes necessary to modify or amend the New Indenture, (f) reduce the percentage of aggregate principal amount of Outstanding New Notes necessary for waiver of compliance with certain provisions of the New Indenture or for waiver of certain defaults, (g) modify any provisions of the New Indenture relating to the modification and amendment of the New Indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the New Notes required under the "Covenants---Limitation on Sale and Leaseback," "--Covenants--Limitation on Certain Asset Dispositions" and the "--Covenants--Change of Control" covenants contained in the New Indenture in a manner materially adverse to the Holders thereof , (i) adversely affect the validity of the Subsidiary Guarantees or the subsidiaries of the Issuer required to provide Subsidiary Guarantees, (j) affect the validity or priority of the security interests with respect to the Collateral or the classes or types of assets which comprise the Collateral or (k) amend the second sentence of the definition of "Unrestricted Subsidiary."

         The Holders of a majority in aggregate principal amount of the outstanding New Notes, on behalf of all holders of New Notes, may waive compliance by the Issuer with certain restrictive provisions of the New Indenture. The Holders of a majority in aggregate principal amount of the outstanding New Notes, on behalf of all holders of New Notes, may waive any past default under the New Indenture, except a default in the payment of principal, premium or interest.

THE TRUSTEE

         The New Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the New Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the New Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.